Exhibit 15.1

Board of Directors and Stockholders

Arthur J. Gallagher & Co.

We are aware of the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-188651) of Arthur J. Gallagher & Co. for the registration of 6,000,000 shares of its common stock of our reports dated May 1, 2013 and July 31, 2013 relating to the unaudited consolidated interim financial statements of Arthur J. Gallagher & Co. that are included in its Forms 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

September 6, 2013